Exhibit 99.1

Mavenir Systems® Announces an Agreement to Acquire Ulticom, Inc.
Extends next generation software portfolio to include Diameter Signaling Solutions

RICHARDSON, TX – January 13, 2015 - Mavenir Systems® (NYSE:MVNR), a leading provider of software-based networking solutions, today announced that it has signed a definitive agreement to acquire Ulticom, Inc., an industry leader in telecom signaling solutions. The acquisition is subject to customary closing conditions.
Through this acquisition, Mavenir enhances its portfolio of next generation software products and solutions to include a scalable, virtualized Diameter Signaling Controller (DSC), an increasingly critical network element which efficiently scales mobile operator networks and securely provides interoperable 4G LTE and Voice over LTE (VoLTE) services.
Ulticom is a leading provider of telecom signaling solutions enabling the global transformation to 4G LTE, with key Diameter solutions deployed in ten tier one carrier networks globally, two of which are among the world’s top ten Mobile Network Operators (MNOs). Mavenir has previously partnered with Ulticom to resell its Diameter signaling solutions to five tier one mobile operator customers globally.
“Without question, the explosive growth of mobile data traffic and the increase in VoLTE deployments creates a need to better manage signaling traffic at scale,” said Pardeep Kohli, President and Chief Executive Officer, Mavenir Systems. “Tier one customers have already adopted Ulticom’s DSC, powerful evidence of the team’s expertise and strategic importance to the marketplace. Ulticom also brings deep channel relationships to Mavenir in this accretive acquisition.”
Ulticom’s Diameter software products are uniquely designed for high transaction performance with adaptive signal control capabilities that optimize elasticity and orchestration in NFV networks. As the industry transitions to NFV, Ulticom is competitively well-positioned with differentiating capabilities that simplify network design and ease the operational burden of scaling 4G LTE software networks to meet existing and accelerating rapid subscriber and traffic growth.
"We are delighted to join the team at Mavenir Systems and further enhance their growing product portfolio," said Bruce Swail, Chief Executive Officer, Ulticom. "We have been focused on our virtualized DSC software offering and in facilitating NFV for carrier cloud environments. Ulticom’s experience in global signaling is unmatched and a great fit with the innovative solutions Mavenir provides its customers."
"Ulticom brings a strong team that has successfully partnered with Mavenir and understands the global diameter and signaling control market," added Kohli. "We look forward to having them join the Mavenir team."
Closing is subject to customary conditions and is expected to be completed on or before January 30, 2015.
Conference Call
Mavenir has scheduled a teleconference today, Tuesday, January 13, 2015, at 8:30 a.m. Eastern Time to discuss the proposed acquisition. Participating in the call will be Pardeep Kohli, Mavenir’s President and Chief Executive Officer, and Terry Hungle, Chief Financial Officer. Prepared remarks will be followed by a question and answer session.
To access this call, investors can dial the toll free number 1-855-302-8830 (domestic) or 1-330-871-6073 with the ID# 63899500.

Exhibit 99.1

A replay will be available following the call on Mavenir Systems’ Investor Relations website http://investor.mavenir.com and for one week at the following numbers: 855-859-2056 (domestic) or 404-537-3406 (international) with ID# 63899500.
Forward-Looking Statements
Statements in this press release that are not historical facts, including the statements regarding Mavenir’s success in the diameter signaling market, investment by carriers in encryption and decryption systems on 4G LTE networks and the completion of the transaction are forward-looking statements. Forward-looking statements can generally be identified by words such as “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “target,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those indicated by the forward-looking statements include risks regarding the timing of the investment in signaling solutions technology by 4G LTE carriers, our ability to integrate Ulticom’s business into ours, our success in completing the acquisition, the satisfaction of the closing conditions to the acquisition, indemnification obligations and purchase price adjustments, the effect of the announcement of the proposed acquisition on customer relationships, and our ability to sell products to Ulticom’s customers. You should not place undue reliance on these forward-looking statements. Mavenir does not assume any obligation to update the forward-looking statements provided herein to reflect events that occur or circumstances that exist after the date on which the forward-looking statements were made, except as required by law.
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Exhibit 99.1

About Mavenir:
Mavenir Systems (NYSE: MVNR) provides software-based networking solutions that enable mobile service providers to deliver next generation services over 4G LTE networks. Mavenir™ has a fully virtualized end to end portfolio of Voice/Video, Messaging and Mobile Core products that include IP Multimedia Subsystem (IMS), Evolved Packet Core (EPC) and Session Border Controller (SBC). Mavenir's solutions, based on the award-winning mOne® software platform, leverage NFV and SDN technologies for deployments on cloud-based infrastructure.
© 2014 Mavenir Systems, Inc. All rights reserved. Mavenir Systems®, mOne®, AirMessenger®, Mavenir™, mStore™, mCloud™, and Transforming Mobile Networks™ are trademarks of Mavenir Systems, Inc.

About Ulticom:
Ulticom is a leading provider of signaling software used in communications networks. With over 7,000 deployments worldwide, the company’s flagship product, Signalware, is a premier platform for the deployment of applications and services within wireless, IP, and wireline networks. Ulticom’s Diameter Signaling Controller (DSC) is a commercially deployed NFV-ready software solution that has been selected by numerous Tier One operators enabling the global transformation to 4G LTE.  Software-based diameter solutions are deployed in ten carrier networks globally, two of which are among the world’s top ten Mobile Network Operators (MNOs). For over 30 years, Ulticom has delivered carrier-grade solutions that are robust and reliable, all backed by the company’s dedicated service and support. Mobile Network Operators (MNO), Signaling Hub Providers (IPX, GRX), Telecom Equipment Manufacturers (TEM) and Systems Integrators (SI) trust Ulticom solutions to optimize information and application delivery with increased efficiency and security.

CONTACT:
Media/Press
Maryvonne Tubb
Mavenir Systems, Inc.
+1 469 916 4393
pr@mavenir.com